EXHIBIT 10.19

** Portions of this agreement have been omitted and filed separately with the SEC pursuant to a confidential treatment request

CONFIDENTIAL
EXHIBIT 1(S)

ASSET PURCHASE AND SALE AGREEMENT

by and between

[PIONEER HI-BRED INTERNATIONAL, INC.]1

and

[S&W SEED COMPANY]2

Dated: [___________]

_____________________
1 Note: To be confirmed at time of execution.
2 Note: To be confirmed at time of execution.

TABLE OF CONTENTS

[NTD: TABLE OF CONTENTS TO BE UPDATED]

ARTICLE 1	DEFINITIONS

ARTICLE 2	SALE OF PURCHASED ASSETS; LIABILITIES; PURCHASE PRICE; CLOSING

2.1	PURCHASED ASSETS; LIABILITIES
2.2	PURCHASE PRICE
2.3	CLOSING
2.4	BUYER'S DELIVERIES
2.5	SELLER'S DELIVERIES

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS
3.2	TITLE
3.3	BROKERS OR FINDERS
3.4	LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS
3.5	TRANSFERRED CONTRACTS
3.6	TRANSFERRED GERMPLASM

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS
4.2	PAYMENTS OF BUYER
4.3	BROKERS OR FINDERS
4.4	LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS
4.5	INSPECTIONS; NO OTHER REPRESENTATIONS

ARTICLE 5	COVENANTS

5.1	ACCESS AND INVESTIGATION
5.2	CONFIDENTIALITY
5.3	PUBLICITY
5.4	TRANSFER TAXES; PRO-RATIONS
5.5	CERTAIN DOCUMENTS
5.6	NON-ASSIGNABLE ASSETS
5.7	DELIVERY OF CERTAIN PURCHASED ASSETS

ARTICLE 6	INDEMNIFICATION; REMEDIES

6.1	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER
6.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER
6.3	SURVIVAL; TIME LIMITATIONS
6.4	LIMITATIONS ON DAMAGES
6.5	PROCEDURE FOR INDEMNIFICATION-THIRD-PARTY CLAIMS
6.6	PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS
6.7	NET RECOVERY; MITIGATION; TREATMENT; ETC

TABLE OF CONTENTS
(CONTINUED)

ARTICLE 7	GENERAL PROVISIONS

7.1	EXPENSES
7.2	NOTICES
7.3	DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION
7.4	EQUITABLE RELIEF
7.5	NO IMPLIED WAIVERS; NO JURY TRIAL
7.6	ENTIRE AGREEMENT AND MODIFICATION
7.7	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
7.8	SEVERABILITY
7.9	SECTION HEADINGS; CONSTRUCTION
7.1	TIME OF THE ESSENCE
7.11	FURTHER ASSURANCES
7.12	PERFORMANCE BY AFFILIATES; BULK SALES LAWS
7.13	COUNTERPARTS

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement is made this [________] day of [________], 201[ ] by and between [Pioneer Hi-Bred International, Inc.], an Iowa corporation ("Seller"), and [S&W Seed Company, a Nevada corporation] ("Buyer").

RECITALS

WHEREAS, Buyer and/or its Affiliates desire to purchase from Seller and/or its Affiliates, the Purchased Assets, for the consideration and on the terms set forth in this Agreement; and

WHEREAS, Seller and/or its Affiliates desire to sell to Buyer and/or its Affiliates, the Purchased Assets, for the consideration and on the terms set forth in this Agreement.

NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 1:

"Affiliate" - means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (b) any officer, director, general partner, member or trustee of such Person or (c) any Person who is an officer, director, general partner, member or trustee of any Person described in clause (a) or (b) of this sentence. For purposes of this definition, the terms "control," "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to control the management of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, an entity shall not be deemed an Affiliate of a Person if the Person does not control such entity, irrespective of whether the Person owns fifty percent (50%) or more of such entity's shares of capital stock, limited liability company interests or other equity interests.

"Agreement" - means this Asset Purchase and Sale Agreement, including all Exhibits, Seller's Disclosure Schedules, Buyer's Disclosure Schedules and Schedules hereto, as amended, modified or supplemented from time to time in accordance with its terms.

"Assignment and Assumption Agreement" - means the Assignment and Assumption Agreement in the form attached hereto as Exhibit 1(A) to be entered into at the Closing by Seller and Buyer.

"Assumed Liabilities" - is defined in Section 2.1(c).

"Basket" - is defined in Section 6.4(a).

"Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement shall be deemed to have occurred if there is or has been a breach of, inaccuracy in, or failure to perform or comply with, such representation, warranty, covenant, obligation or other provision of this Agreement.

"Business Day" - means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banks located in the State of Delaware are authorized or required by Legal Requirements to be closed for business.

"Buyer" - is defined in the preamble.

"Buyer Indemnified Persons" - is defined in Section 6.1.

"Buyer's Disclosure Schedules" - means the disclosure schedules of Buyer attached hereto and made a part hereof.

"Closing" - is defined in Section 2.3.

"Closing Date" - is defined in Section 2.3.

"Code" - means the Internal Revenue Code of 1986, as amended from time to time.

"Confidential Information" - is defined in Section 5.2(a).

"Confidentiality Agreement" - means that certain Confidentiality Agreement dated as of May 6, 2014, between Buyer and Seller (as thereafter amended from time to time).

"Consent" - means any approval, consent, ratification, waiver or other authorization, including the expiration of any required waiting period pursuant to any merger control or competition law.

"Contemplated Transactions" - means all of the transactions contemplated by this Agreement and the other Transaction Documents.

"CPR" - is defined in Section 7.3(b).

"Damages" - is defined in Section 6.1.

"Distribution Agreement" - means the Distribution Agreement, dated as of December 31, 2014, by and between Seller and Buyer.

"Encumbrance" - means any lien, pledge, security interest, right of first refusal or other like restriction.

"Excluded Assets" - is defined in Section 2.1(b).

"Excluded Liabilities" - is defined in Section 2.1(d).

"Governmental Body" - means any federal, state, local, municipal, foreign, tribal or other governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

"Indemnified Person" - means a Buyer Indemnified Person or a Seller Indemnified Person, as the case may be.

"Indemnifying Person" - is defined in Section 6.5(a).

"Know-How" - means unpatented inventions, trade secrets, technical information or formulae.

"Knowledge" - an individual shall be deemed to have "Knowledge" of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

"Legal Requirement" - means any applicable law, statute, treaty, directive, rule, code, ordinance, regulation, Order, enforcement action, decree or enforceable judicial or administrative interpretation thereof of any applicable Governmental Body.

"Liabilities" - means any liabilities, obligations, warranty, expenses, claims, Taxes or assessments, losses, fines, penalties, surcharges or damages (including, without limitation, diminution of value) of or by any Person.

"Material Adverse Effect" - means any change, effect, event, result, occurrence, condition or fact (for purposes of this definition, each, an "event") that is, or could reasonably be expected to be, materially adverse to the Purchased Assets, taken as a whole, except any event (a) resulting from general economic, regulatory or political conditions or from terrorist acts, declared or undeclared war or other hostilities (so long as the Purchased Assets are not affected thereby in a materially disproportionate manner), (b) that affects the general industry in which the Purchased Assets are owned or used (so long as the Purchased Assets are not affected thereby in a materially disproportionate manner) or (c) related to the announcement of the Contemplated Transactions. Notwithstanding anything contained herein to the contrary, no action taken by Seller or Buyer (or any of their respective Affiliates) expressly required or contemplated by this Agreement or the other Transaction Documents shall be deemed to have a Material Adverse Effect.

"Order" - means any award, decision, injunction, judgment, order, ruling, decree, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

"Permitted Encumbrance" - means (a) any Encumbrance for Taxes accrued but not yet due or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (b) any statutory carriers', warehousemen's, workmen's or mechanics' lien or other like Encumbrance that is not yet delinquent or is being contested in good faith by appropriate Proceedings, (c) any Encumbrance for routine maintenance fees and payments on any Transferred Patents that are not yet delinquent, including, without limitation, fees due to

Governmental Bodies for maintenance of such patents, and/or (d) any Encumbrance or other matter described in Schedule 3.2 of Seller's Disclosure Schedules.

"Person" - means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"Production Agreement" - means the Contract Alfalfa Production Services Agreement, dated as of December 31, 2014, by and between Seller and Buyer.

"Proceeding" - means any action, arbitration, hearing, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body or arbitral or other administrative body (including any action in respect of the payment or non-payment of Taxes).

"Products" - means, collectively, the products listed on Exhibit 1(B).

"Purchase Price" - means Seven Million United States Dollars ($7,000,000).

"Purchased Assets" - is defined in Section 2.1(a).

"Seller" - is defined in the preamble.

"Seller Indemnified Persons" - is defined in Section 6.2.

"Seller's Disclosure Schedules" - means the disclosure schedules of Seller attached hereto and made a part hereof.

"Seller's Knowledge" - means the Knowledge of the following individuals: (a) [**]3; (b) [**]4; (c) [**]5; (d) [**]6; and (e) solely with respect to tax-related matters (including Section 3.12), [**]7. [NTD: To be updated prior to signing to reflect any changes in personnel.]

"Taxes" - means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax.

"Third-Party Claim" - is defined in Section 6.5(a).

_____________________
3 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
4 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
5 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
6 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
7 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

"Threatened" - an action or Proceeding shall be deemed to have been "Threatened" if any demand or statement has been made in writing, or any written notice has been given and received.

"Transaction Documents" - means this Agreement, the Assignment and Assumption Agreement, and any other documents or agreements executed and/or delivered in connection with the Contemplated Transactions.

"Transferred Contracts" - is defined in Section 2.1(a)(ii).

"Transferred Germplasm" - is defined in Section 2.1(a)(iii).

"Transferred Records" - is defined in Section 2.1(a)(i).

ARTICLE 2. SALE OF PURCHASED ASSETS; LIABILITIES; PURCHASE PRICE; CLOSING

2.1   PURCHASED ASSETS; LIABILITIES

  Purchased Assets. At the Closing, and upon the terms and subject to the conditions of this Agreement and the other Transaction Documents, Seller shall, and/or shall cause its applicable Affiliates to, sell and assign, transfer and convey to Buyer and/or its applicable Affiliates, and Buyer shall, and/or shall cause its applicable Affiliates to, purchase and accept from Seller and/or its applicable Affiliates, free and clear of all Encumbrances (other than Permitted Encumbrances) all of Seller's and/or its applicable Affiliates' right, title and interest existing at the Closing (wherever located) in and to the following assets, but excluding the Excluded Assets (collectively, the "Purchased Assets"):

    the records expressly identified and set forth on Exhibit 2.1(a)(i) (collectively, the "Transferred Records");

    subject to the receipt of all required consents of applicable third parties, the contracts expressly identified and set forth on Exhibit 2.1(a)(ii) (collectively, the "Transferred Contracts");

    the germplasm expressly identified and set forth on Exhibit 2.1(a)(iii) (collectively, the "Transferred Germplasm");

    the inventories of parent and research alfalfa seed identified and set forth on Exhibit 2.1(a)(iv); and

    all goodwill to the extent related to the Purchased Assets.

  Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include any of the following (the "Excluded Assets"):

    any cash, cash equivalents or accounts and notes receivable;

    any performance and other bonds, security and other deposits, advance or prepaid payments, prepaid expenses, prepaid credits and deferred charges (including any of the same arising from or relating to the sale of Products by Seller or any of its Affiliates);

    except as expressly identified as a Purchased Asset in Section 2.1(a), any rights related to any intellectual property owned, licensed or used by Seller or its Affiliates, including any Know-How, trademarks, patents or plant variety protection certificates;

    except as expressly identified as a Purchased Asset in Section 2.1(a), any rights related to any germplasm owned, licensed or used by Seller or its Affiliates;

    any asset, right, title, interest or property unless such asset, right, title, interest or property is expressly identified in Section 2.1(a) as a Purchased Asset; or

    any rights that accrue or will accrue to Seller or any of its Affiliates under this Agreement or any other Transaction Document.

  Assumed Liabilities. Effective as of the Closing, Buyer shall assume, and/or shall become responsible for, as applicable, and agrees to pay, discharge or perform, as appropriate, when due the following Liabilities (such Liabilities collectively, the "Assumed Liabilities"):

    any Liability arising out of or relating to the Purchased Assets to the extent that any such Liability is for, relates to and arises during time periods after the Closing Date (including any such Liability arising out of or relating to any Third-Party Claim), including, without limitation, all amounts payable pursuant to any grower contracts included as Transferred Contracts;

    except as expressly provided in the Distribution Agreement or the Production Agreement, any Liability arising out of or relating to the sale of Products by or on behalf of Buyer or its Affiliates (including, without limitation, sales of Products by or through Buyer's or its Affiliates' distributors, resellers or agents (other than (A) Seller and (B) distributors, resellers or agents acting on behalf of Seller)) to the extent that any such Liability is for, relates to and arises during time periods after the Closing Date (including any and all storage and warehouse costs associated with Products incurred and related to time periods after the Closing Date); and

    any Tax Liability assessed against or with respect to (A) the Purchased Assets at any time after the Closing Date, or (B) except as expressly provided in the Distribution Agreement, the Production Agreement, the sale of Products by or on behalf of Buyer or its Affiliate (including, without limitation, sales of Products by or through Buyer's or its Affiliates' distributors, resellers or agents (other than (I) Seller and (II) distributors, resellers or agents acting on behalf of Seller)) at any time after the Closing Date.

  Excluded Liabilities. Buyer shall not assume or become responsible for the following Liabilities (such Liabilities collectively, the "Excluded Liabilities"):

    any Liability arising out of or relating to the Purchased Assets to the extent that any such Liability is for, relates to and arises during time periods on or prior to the Closing Date (including any such Liability arising out of or relating to any Third-Party Claim); and

    except as expressly provided in the Production Agreement, any Liability arising out of or relating to Seller's and/or its Affiliates' sale of Products to the extent that any such Liability is for, relates to and arises during time periods on or prior to the Closing Date;

    any Tax Liability assessed against or with respect to the Purchased Assets or Seller's and/or its Affiliates' sale of Products to the extent that any such Liability is for, relates to and arises during time periods on or prior to the Closing Date.

2.2   PURCHASE PRICE

  In consideration for Seller's and/or its Affiliates' sale, assignment and delivery of the Purchased Assets to Buyer and/or its Affiliates, and Seller's and its Affiliates' performance of their respective obligations contained in this Agreement, at the Closing, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to an account designated by Seller, an aggregate amount equal to the Purchase Price.

  As soon as practicable after the Closing Date, Seller and Buyer shall, in good faith, attempt to agree on an allocation of the Purchase Price among the Purchased Assets and the covenants contained herein and in the other Transaction Documents in accordance with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder; provided, however, that if Seller and Buyer are unable to mutually agree on such allocation on or before one hundred twenty (120) days after the Closing Date, it is understood and agreed that Seller and Buyer may each allocate the Purchase Price in the manner each deems to be appropriate without binding effect on the other. If the parties agree as to the allocation of the Purchase Price, the parties shall report for all Tax purposes the allocation of the Purchase Price in a manner consistent with such allocation and shall take no Tax position inconsistent or contrary thereto.

2.3   CLOSING

The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Seller's attorney located in Wilmington, Delaware, USA, or at such other place or in such other manner as shall be mutually agreed upon by the parties, on the date of this Agreement (the "Closing Date").

2.4   BUYER'S DELIVERIES

At Closing, Buyer shall deliver to Seller:

  an amount equal to the Purchase Price, by wire transfer of immediately available funds to the account(s) designated by Seller;

  a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions by Buyer and a certificate of its secretary or assistant secretary dated as of the Closing Date certifying that such resolutions were duly adopted and are in full force and effect;

  two (2) duly executed counterparts to each of the Transaction Documents required to be executed and delivered by Buyer and/or its Affiliates on or prior to the Closing Date; and

  such other instruments of conveyance and transfer, in form reasonably satisfactory to Seller and its counsel, as shall be necessary and effective to transfer, assign, and license to, and vest in, Buyer or its Affiliates, all right, title and interest in and to the Purchased Assets as set forth herein, free and clear of all Encumbrances (other than Permitted Encumbrances).

2.5   SELLER'S DELIVERIES

At Closing, Seller shall deliver, or cause to be delivered, to Buyer:

  except as set forth in this Agreement, the Purchased Assets;

  two (2) duly executed counterparts to each of the Transaction Documents required to be executed and delivered by Seller and/or its Affiliates on or prior to the Closing Date; and

  such other instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer, assign, and license to, and vest in, Buyer or its Affiliates, all right, title and interest in and to the Purchased Assets as set forth herein, free and clear of all Encumbrances (other than Permitted Encumbrances).

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in Seller's Disclosure Schedules or as set forth in this Article 3, Seller hereby represents and warrants to Buyer as of the date of this Agreement, as follows:

3.1   ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS

  Each of Seller and each Affiliate of Seller (i) that owns any of the Purchased Assets or (ii) that is a party to any Transaction Document, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller and its applicable Affiliates are duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Purchased Assets requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

  Each of Seller and each Affiliate of Seller (i) that owns any of the Purchased Assets or (ii) that is a party to any Transaction Document, has the requisite power and authority to (x) own the Purchased Assets owned by it, (y) execute and deliver the Transaction Documents to which it is or will be a party and (z) consummate the Contemplated Transactions required to be consummated by it. Seller has duly executed and delivered this Agreement, and this Agreement, together with the other Transaction Documents, shall constitute the legal, valid and binding obligation of Seller and its relevant Affiliates, as the case may be, enforceable against Seller and its relevant Affiliates, as the case may be, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles, and court discretion in granting equitable remedies.

  Except as set forth in Schedule 3.1(c) of Seller's Disclosure Schedules, neither Seller's nor any of its Affiliates' execution, delivery or performance of the Transaction Documents to which it is party, nor Seller's or its applicable Affiliates' consummation of the Contemplated Transactions, will:

    result in a violation of or be in conflict with any of the constituent documents of Seller or its Affiliates or any resolution currently in effect adopted by the board of directors or management organization of Seller or its Affiliates;

    result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or any of its Affiliates is a party or by which it or any of its properties or assets may be bound, excluding from the foregoing in this clause (ii) such violations, breaches or defaults which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or have an adverse effect on the ability of Seller and its Affiliates to consummate the Contemplated Transactions in any material respect;

    violate any Legal Requirement or Order applicable to Seller, its Affiliates or any of their respective properties or assets, excluding from the foregoing in this clause (iii) such violations, breaches or defaults which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or have an adverse effect on the ability of Seller and its Affiliates to consummate the Contemplated Transactions in any material respect; or

    give any Governmental Body the right to challenge any of the Contemplated Transactions.

  Except as set forth in Schedule 3.1(d) of Seller's Disclosure Schedules, none of Seller or its Affiliates is required to give any notice to, or obtain any Consent from, any (i) Governmental Body, (ii) Person pursuant to any written contract or agreement or (iii) management organization or stockholders of Seller or its Affiliates, as applicable, in connection with the execution and delivery of the Transaction Documents or the consummation of the Contemplated Transactions.

3.2   TITLE

Except as set forth in Schedule 3.2 of Seller's Disclosure Schedules:

  Seller and/or its applicable Affiliate(s) are the record and beneficial owners of, and have good and marketable title to, the Purchased Assets, free and clear of Encumbrances, except for Permitted Encumbrances;

  each of Seller and/or its applicable Affiliates has the right, power and authority to sell, assign and deliver the Purchased Assets owned by it to Buyer or its Affiliates free and clear of Encumbrances, other than Permitted Encumbrances; and

  each of Seller and/or its applicable Affiliates has the right, power and authority to lease or license assets leased or licensed under the Transaction Documents.

3.3   BROKERS OR FINDERS

Except as set forth in Schedule 3.3 of Seller's Disclosure Schedules, none of Seller or any of its Affiliates has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

3.4   LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS

  Except as set forth in Schedule 3.4(a) of Seller's Disclosure Schedules, there are no Proceedings pending or, to Seller's Knowledge, Threatened, against Seller or its Affiliates, (i) involving the Purchased Assets or the Products, or (ii) that question the validity of this Agreement or the Contemplated Transactions or any action taken or to be taken by Seller or its Affiliates in connection with this Agreement or the Contemplated Transactions.

  Except as set forth in Schedule 3.4(b) of Seller's Disclosure Schedules, none of Seller or its Affiliates is in violation of any material Legal Requirement relating to the Purchased Assets or the Products.

3.5   TRANSFERRED CONTRACTS

Except as set forth in Schedule 3.5 of Seller's Disclosure Schedules or as indicated on Exhibit 2.1(a)(ii), each of the Transferred Contracts is valid and binding upon and enforceable against the parties thereto and in full force and effect, without the right of any other party to terminate such Transferred Contract as a result of the Contemplated Transactions without penalty, acceleration of maturity of any rights or obligations or other adverse consequence therewith. Seller is not, and to Seller's Knowledge, no counter- party to any Transferred Contract is, in material default under any Transferred Contract, nor to Seller' Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. At Closing, Seller shall deliver to Buyer complete copies of all Transferred Contracts.

3.6   TRANSFERRED GERMPLASM

Except as set forth in Schedule 3.6 of Seller's Disclosure Schedules:

  Seller has the exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Transferred Germplasm. Seller has not transferred ownership of, or agreed to transfer ownership of, or permitted any Person to, retain, any exclusive rights in, or provided joint ownership of, any Transferred Germplasm to any third party. To Seller's Knowledge, there has not been and there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Transferred Germplasm by any third party.

  Neither Seller nor any of its Affiliates has granted any right or license, to any third party under the Transferred Germplasm.

  None of Seller or any of its Affiliates has brought any Proceeding against any third party for infringement or misappropriation of any Transferred Germplasm. The Products, including the design, development, use, sale, provision, offer to sell and distribution of any Products, is not infringing, misappropriating or violating the intellectual property rights of any third party. No written claim or demand of any Person has been made nor is there any Proceeding that is pending or Threatened that challenges the rights of Seller or its Affiliates in respect of the Transferred Germplasm and none of the Transferred Germplasm is subject to any outstanding Order or stipulation by or with any Governmental Body. There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations that do or may (i) restrict the rights of Seller to use, transfer, license or enforce any of the Transferred Germplasm, or (ii) grant any third party any right with respect to any Transferred Germplasm.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer's Disclosure Schedules or as set forth in this Article 4, Buyer hereby represents and warrants to Seller as of the date of this Agreement, as follows:

4.1   ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS

  Each of Buyer and each Affiliate of Buyer (i) that will purchase from Seller or its Affiliates any of the Purchased Assets or (ii) that is a party to any Transaction Document, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

  Each of Buyer and each Affiliate of Buyer (i) that will purchase from Seller or its Affiliates any of the Purchased Assets or (ii) that is a party to any Transaction Document, has the requisite power and authority to (x) own the Purchased Assets to be licensed or purchased by it, (y) execute and deliver the Transaction Documents to which it is a party and (z) consummate the Contemplated Transactions to be consummated by it. Buyer and its applicable Affiliates have duly executed and delivered this Agreement, and this Agreement, together with the other Transaction Documents, constitutes the legal, valid and binding obligation of Buyer and its applicable Affiliates, enforceable against Buyer and its applicable Affiliates in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and court discretion in granting equitable remedies.

  Except as set forth in Schedule 4.1(c) of Buyer's Disclosure Schedules, none of Buyer's or any of its Affiliates' execution, delivery or performance of the Transaction Documents to which it is a party, nor Buyer's or its applicable Affiliate's consummation of the Contemplated Transactions, will:

    result in a violation of any of the constituent documents of Buyer or its Affiliates or any resolution currently in effect adopted by the board of directors or management organization of Buyer or its Affiliates;

    result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which it or any of its properties or assets may be bound excluding from the foregoing in this clause (ii) such violations, breaches or defaults which would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Buyer's ability to consummate the Contemplated Transactions in any material respect;

    violate any Legal Requirement or Order applicable to Buyer, its Affiliates or any of their respective properties or assets excluding from the foregoing in this clause (iii) such violations, breaches or defaults which would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Buyer's ability to consummate the Contemplated Transactions in any material respect; or

    give any Governmental Body the right to challenge any of the Contemplated Transactions.

  Except as set forth in Schedule 4.1(d) of Buyer's Disclosure Schedules, none of Buyer or its Affiliates is required to give any notice to, or obtain any Consent from, any (i) Governmental Body, (ii) Person pursuant to any written contract or agreement or (iii) management organization, stockholders or members of Buyer or its Affiliates, in connection with the Contemplated Transactions.

4.2   PAYMENTS OF BUYER

Buyer or its Affiliates have, or will have at the time of the applicable payment, sufficient cash on hand or available borrowing capacity under its existing lines of credit to pay the Purchase Price and the other payments required to be paid by Buyer or its Affiliates under this Agreement and the other Transaction Documents, as provided herein and therein.

4.3   BROKERS OR FINDERS

None of Buyer or any of its Affiliates has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

4.4   LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS

  There are no Proceedings pending or, to Buyer's knowledge, Threatened, against Buyer or any of its Affiliates, that question the validity of this Agreement or the Contemplated Transactions or any action taken or to be taken by Buyer or its Affiliates in connection with this Agreement or the Contemplated Transactions.

  None of Buyer or any of its Affiliates is in material violation of any Legal Requirement which violations, individually or in the aggregate, would have a material adverse effect on Buyer's or its Affiliates' ability to perform its obligations under this Agreement or consummate the Contemplated Transactions.

4.5   INSPECTIONS; NO OTHER REPRESENTATIONS

Buyer, for and on behalf of itself and its Affiliates, hereby acknowledges and agrees that, except as expressly provided otherwise in this Agreement, the Purchased Assets are licensed or sold, as applicable, "as is" and "where is" and Buyer agrees to accept, and to cause its applicable Affiliates to accept, the Purchased Assets in the condition they are in at the Closing Date. Buyer, for and on behalf of itself and its Affiliates, hereby acknowledges and agrees that (a) Buyer has conducted its own investigation and due diligence with respect to (i) the Purchased Assets, (ii) the Products, and (iii) the Contemplated Transactions, and (b) except as expressly set forth in Article 3 (and the related portions of Seller's Disclosure Schedules and Exhibits expressly referenced in Article 3), neither Seller nor any other Person has made any representation or warranty (express or implied) of any kind (including as to accuracy or completeness) on behalf of Seller or its Affiliates with respect to the Purchased Assets, the Products, the Contemplated Transactions, Seller, its Affiliates or their respective operations and/or any matter relating thereto (including with respect to (i) the future performance of the Purchased Assets or the Products, (ii) any projections, estimates or budgets delivered or made available to Buyer or any of its Affiliates, or Buyer's or any of its Affiliates' counsel, accountants or advisors of future revenues, future results of operations (or any component thereof), future cash flows, future financial condition (or any component thereof), future business or future operations or (iii) any other information and/or documents delivered or made available to Buyer or any of its Affiliates, or Buyer's or any of its Affiliates' counsel, accountants or advisors, or any omissions therefrom, in all events with respect to the Purchased Assets, the Products, the Contemplated Transactions, Seller, its Affiliates or their respective operations, and/or any matter relating thereto (including any information and/or documents delivered or made available during or in connection with Buyer's or any of its Affiliates' due diligence and any information and/or documents delivered or made available in any "data room")) and Buyer, for and on behalf of itself and its Affiliates, hereby expressly disclaims reliance on any representation or warranty (express or implied) of any kind (including as to accuracy or completeness) except for those representations and warranties expressly set forth in Article 3

(and the related portions of Seller's Disclosure Schedules and Exhibits expressly referenced in Article 3). Buyer, for and on behalf of itself and its Affiliates, acknowledges and agrees that, in making its decision to enter into this Agreement and the Contemplated Transactions, Buyer is relying exclusively on (A) its own independent investigation, inspection, examination, review, analysis and determination and (B) the representations and warranties expressly set forth in Article 3 (and the related portions of Seller's Disclosure Schedules and Exhibits expressly referenced in Article 3).

ARTICLE 5. COVENANTS

5.1   ACCESS AND INVESTIGATION

(a) After the Closing, Buyer shall, and shall cause its Affiliates and their respective employees and agents to, subject to any Legal Requirements and any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual third-party confidentiality obligations, (i) afford Seller and its Affiliates and their respective employees and agents reasonable access, during normal business hours and upon reasonable prior notice, to the Purchased Assets and Buyer's and its Affiliates' properties, contracts, books and records and other documents and data and (ii) make Buyer's and its Affiliates' employees reasonably available to Seller and its Affiliates, in each case, to the extent reasonably requested by Seller in connection with (A) any item for which indemnification is being sought pursuant to this Agreement or any other Transaction Document, (B) any good faith effort of Seller or any of its Affiliates to enforce any of its rights under this Agreement or any other Transaction Document, (C) any inquiry directed to Seller or its Affiliates from any Governmental Body, or any response or submission by Seller or its Affiliates to any Governmental Body, with respect to (I) the Products, (II) the Purchased Assets, or (III) this Agreement or any other Transaction Document or (D) any Proceeding brought by or against Seller or its Affiliates with respect to (I) the Products, (II) the Purchased Assets, or (III) this Agreement or any other Transaction Document.

(b) After the Closing, Seller shall, and shall cause its Affiliates and their respective employees and agents to, subject to any Legal Requirements and any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual third-party confidentiality obligations, (i) afford Buyer and its Affiliates and their respective employees and agents reasonable access, during normal business hours and upon reasonable prior notice, to Seller's and its Affiliates' properties, contracts, books and records and other documents and data and (ii) make Seller's and its Affiliates' employees reasonably available to Buyer and its Affiliates, in each case, to the extent reasonably requested by Buyer in connection with (A) any item for which indemnification is being sought pursuant to this Agreement or any other Transaction Document, (B) any good faith effort of Buyer or any of its Affiliates to enforce any of its rights under this Agreement or any other Transaction Document, (C) any inquiry directed to Buyer or its Affiliates from any Governmental Body, or any response or submission by Buyer or its Affiliates to any Governmental Body, with respect to (I) the Products, (II) the Purchased Assets, or (III) this Agreement or any other Transaction Document or (D) any Proceeding brought by or against Buyer or its Affiliates with respect to (I) the Products, (II) the Purchased Assets, or (III) this Agreement or any other Transaction Document.

5.2   CONFIDENTIALITY

  For purposes of this Agreement, "Confidential Information" means this Agreement, the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and any information disclosed by one party or its Affiliates or their representatives to the other party or its Affiliates or their representatives in connection with the Contemplated Transactions and identified in writing as "confidential" or similar notation. Except as otherwise permitted by this Agreement or the other Transaction Documents, a party shall not, and shall cause its Affiliates and their respective employees, consultants, agents and attorneys not to, disclose the Confidential Information of the disclosing party or its Affiliates or their representatives to any third party or use the Confidential Information except for purposes of this Agreement, the other Transaction Documents and the Contemplated Transactions without the prior written permission of the disclosing party for a period of five (5) years after the date of this Agreement; provided, that the foregoing obligations of confidentiality and restricted use shall not extend to information that is:

    already known at the time of its receipt by the receiving party, as shown by its prior written records; provided, however, that this exception does not apply to Seller with respect to the Purchased Assets;

    properly in the public domain through no fault of the receiving party;

    disclosed to the receiving party by a third party who may lawfully do so; or

    independently developed by or for the receiving party without use of the disclosing party's Confidential Information.

  Notwithstanding Section 5.2(a), a receiving party may disclose Confidential Information of the disclosing party required to be disclosed by applicable Legal Requirements or the rules or regulations of any U.S. or foreign securities exchange (if not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure); provided, however, that prior to any such disclosure, the receiving party shall use commercially reasonable efforts to (i) give the other party written notice of such requirement prior to any such disclosure and (ii) allow the other party reasonable time to take such steps as to limit such disclosure. The parties shall cooperate with one another in the good faith making or assertion of any available defense or privilege relating to the disclosure of the Confidential Information.

  Notwithstanding the foregoing, (i) a receiving party may disclose Confidential Information to its Affiliates, and their respective officers, directors, employees, consultants, agents and attorneys having a need to know for the purposes of consummating the Contemplated Transactions and who are subject to a confidentiality agreement or obligation at least as strict as this Section 5.2 and (ii) nothing contained in this Section 5.2 or elsewhere in this Agreement shall prevent or limit Seller or its Affiliates from disclosing information regarding the existence of this Agreement and the Contemplated Transactions (but not the terms and conditions hereof or thereof) to third parties to the extent necessary or desired in connection with the transfer or assignment of the Purchased Assets (including the Transferred Contracts) or to otherwise consummate the Contemplated Transactions as contemplated in this Agreement and/or the other Transaction Documents.

  Notwithstanding anything to the contrary contained in this Section 5.2, each party agrees that it shall, and shall cause its Affiliates and their respective officers, directors, employees, consultants, agents and attorneys to, (i) take reasonable measures to protect the secrecy, and avoid disclosure, except as expressly permitted by this Section 5.2, and unauthorized use, of the Confidential Information of the other party and its Affiliates and (ii) with respect to the Confidential Information of the other party and its Affiliates, take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care.

  Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, Seller or its applicable Affiliates may retain copies of any books, records, contracts, agreements or any other documents or materials transferred to Buyer for legal and regulatory compliance purposes only or for purposes of satisfying any of its obligations under the Transaction Documents.

5.3   PUBLICITY

No public release or announcement concerning this Agreement, any other Transaction Document or the Contemplated Transactions shall be issued by either party or its Affiliates without the prior written consent of the other party, except to the extent such release or announcement may be required by a Legal Requirement or the rules or regulations of any U.S. or foreign securities exchange, in which case the releasing party shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

5.4   TRANSFER TAXES; PRO-RATIONS

  All transfer, documentary, stamp, sales, use, value added, goods and services, registration and other Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, any other Transaction Document and/or the Contemplated Transactions shall be borne by either Buyer or Seller (or their respective Affiliates) as imposed on the applicable party in accordance with any applicable Legal Requirement. Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in a timely manner in making all such filings, returns, reports and forms as may be required to comply with the provisions of all Legal Requirements with respect to such Taxes. Such cooperation shall include the retention (subject to each party's records retention policies and applicable law) and (upon the other party's request) the provision of records and information that are relevant to any such tax return or audit, litigation or other proceeding with respect to Taxes related to the Purchased Assets.

  Buyer will not deduct or withhold any amounts for Taxes from the Purchase Price.

5.5   CERTAIN DOCUMENTS

Upon the request of a party, the other party shall, and shall cause its Affiliates to, execute, deliver and file, after good faith discussions, any and all agreements and other documents reflecting or incorporating all or any of the provisions contained in this Agreement to the extent such execution, delivery and/or filing is reasonably required by, or supports compliance with, any Legal Requirement, or is otherwise necessary, to effect the transfer of the Purchased Assets from Seller (or its Affiliates) to Buyer (or its Affiliates) as provided in this Agreement; provided, however, that nothing contained in such agreements and documents shall modify any of the provisions contained in this Agreement and in the event of a conflict between any provision contained in such agreements or documents and any provision contained in this Agreement, then the provision contained in this Agreement shall control.

5.6   NON-ASSIGNABLE ASSETS

Notwithstanding anything contained in this Agreement or any other agreement to the contrary, nothing in this Agreement or any other agreement shall be construed as an attempt by Seller or its Affiliates to transfer or assign to Buyer or its Affiliates any asset, if by its terms such asset is not transferable or assignable without the Consent of another party or parties unless such Consent shall have been given. If the transfer or assignment of such asset by Seller or its Affiliates to Buyer or its Affiliates requires the Consent of a third party and such third-party Consent is not obtained prior to the Closing, the parties shall proceed with the Closing, the parties shall use commercially reasonable efforts to obtain such third-party Consent after the Closing and, until such time as it shall have been obtained, the parties shall cooperate to provide that Buyer and/or its Affiliate shall receive the benefits under such asset which and when it would be entitled if such third-party Consent had been obtained at or prior to the Closing; provided, that (a) Seller will promptly pay to Buyer when received all monies received by Seller or any Affiliate under any such Purchased Asset or any claim or right or any benefit arising thereunder and (b) Buyer shall, and shall cause its Affiliates to, pay, satisfy and perform the corresponding Liabilities relating to such asset to the extent that and at the time when Buyer and/or its Affiliates would have been responsible therefor if such third- party Consent had been obtained, and such asset assigned to Buyer or its Affiliate at the Closing, and such Liabilities shall be deemed Assumed Liabilities for purposes of this Agreement. Once such third-party Consent is obtained, Seller shall, and shall cause its Affiliates to, transfer and assign to Buyer or its Affiliate, and Buyer shall, and shall cause its Affiliates to, accept and assume from Seller or its Affiliate, as applicable, such asset at no additional cost. Except as set expressly forth in this Section 5.6, Buyer acknowledges and agrees that Seller and its Affiliates shall not have any Liability whatsoever (including any Liability under Article 6) to Buyer or any of its Affiliates arising out of or relating to the failure to obtain such third-party Consent.

5.7   DELIVERY OF CERTAIN PURCHASED ASSETS

On the Closing Date, Seller shall, or shall cause its Affiliates to, send to Buyer a hard copy or an electronic copy of the documents comprising the Transferred Contracts and the Transferred Records, provided, that, on the Closing Date or the next succeeding Business Day, Seller may provide some or all of the such documents via other electronic means, including by providing a link to a server or FTP site containing such documents, which documents shall be available for download for a period of not less than thirty (30) days following the Closing, or by delivering such documents to an internet drop-box provided by Buyer.

ARTICLE 6. INDEMNIFICATION; REMEDIES

6.1   INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, stockholders, and members (collectively, the "Buyer Indemnified Persons") for, and shall pay to each Buyer Indemnified Person the amount of, any Liabilities and/or judgments (including reasonable legal, accounting and other professional fees and expenses and court costs) (collectively, "Damages") incurred or suffered by such Buyer Indemnified Person, directly or indirectly (whether or not due to a Third Party Claim), arising out of, resulting from or relating to (a) any Breach by Seller of any representation or warranty made by Seller in this Agreement, (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement, or (c) any Excluded Liability.

6.2   INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, stockholders, and members (collectively, the "Seller Indemnified Persons") for, and shall pay to each Seller Indemnified Person the amount of, any Damages incurred or suffered by such Seller Indemnified Person, directly or indirectly (whether or not due to a Third Party Claim), arising out, resulting from, of or relating to (a) any Breach by Buyer of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any Assumed Liability.

6.3   SURVIVAL; TIME LIMITATIONS

All representations and warranties of Seller and Buyer in this Agreement and the indemnification obligations under Section 6.1(a) and 6.2(a) shall survive the Closing and terminate and expire on the date that is eighteen (18) months after the Closing, provided, however, that the representations and warranties in Sections 3.1, 3.2, 4.1, 4.2 and 4.4 (and indemnification obligations under Section 6.1(a) and 6.2(a) with respect thereto) shall survive indefinitely; and provided, further, that if written notice of any claim for indemnification under Section 6.1(a) or 6.2(a) has been given within the applicable survival period, then, solely with respect to the subject matter of such indemnification claim, the applicable representations and warranties and the indemnification obligations under Section 6.1(a), 6.2(a), as applicable, shall survive until such claim is finally resolved in accordance with the terms of this Agreement. The indemnification obligations under Sections 6.1(b), 6.1(c), 6.2(b), 6.2(c), and Section 7.12, as applicable, shall each survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) with respect to the indemnification claim being asserted; provided, however, that if written notice of any claim for indemnification under Sections 6.1(b), 6.1(c), 6.2(b), 6.2(c), or Section 7.12, as applicable, has been given within the applicable survival period, then, solely with respect to the subject matter of such indemnification claim, the indemnification obligations under Sections 6.1(b), 6.1(c), 6.2(b), 6.2(c), and Section 7.12, as applicable, shall survive until such claim is finally resolved in accordance with the terms of this Agreement. The right to indemnification or other remedy of Buyer or its Affiliates hereunder based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, by Buyer or its Affiliates prior to the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

6.4   LIMITATIONS ON DAMAGES

  Seller shall not be liable under Section 6.1(a), for an indemnification claim with respect to an individual item or occurrence unless and until the amount of all Damages claimed thereunder exceeds, in the aggregate, Thirty-Five Thousand United States Dollars ($35,000) (the "Basket"), and then only for the amount by which such Damages exceed the Basket. Notwithstanding anything contained in this Agreement to the contrary, Seller's total and aggregate liability for all claims under Section 6.1(a) shall in no event exceed an amount equal to Seven Hundred Thousand United States Dollars ($700,000); provided, however, in no event shall the limitations in this Section 6.4(a) apply to (a) Damages resulting from fraud or (b) Damages arising out of breaches of the representations and warranties set forth in Sections 3.1, 3.2, 4.1 or 4.2. Notwithstanding anything herein to the contrary, for purposes of this Article 6, all "materiality", "Material Adverse Effect" and similar qualifications in the representations and warranties contained in this Agreement (or contained, incorporated or referenced in any certificate delivered pursuant to this Agreement) shall be disregarded solely for purposes of calculating the amount of such Damages, but shall not be disregarded for purposes of determining whether a Breach of any such representation or warranty contained in this Agreement (or contained, incorporated or referenced in any certificate delivered pursuant to this Agreement) has occurred.

  Notwithstanding anything contained in this Agreement to the contrary, except with respect to claims under the Distribution Agreement or as otherwise expressly provided in any other Transaction Document, each party acknowledges and agrees that from and after the Closing, its and any of its Indemnified Persons' sole and exclusive remedies with respect to any and all claims against the other party or its Affiliates arising out of or relating to this Agreement (including for Breaches of representations and warranties) or any of the transactions contemplated hereby, or the Purchased Assets shall be pursuant to the indemnification provisions set forth in this Article 6 and Section 7.12, or as otherwise provided in the Transaction Documents.

  Notwithstanding anything contained in this Agreement to the contrary, no Indemnifying Person shall have any obligation to indemnify any Indemnified Person for consequential, special, indirect, punitive or exemplary Damages, including lost profits (other than, for the avoidance of doubt, lost profits that would constitute general, direct Damages), other than for such Damages or lost profits actually incurred by the Indemnified Person pursuant to a Third-Party Claim within the scope of the indemnification obligations set forth in this Article 6 and Section 7.12. Each party agrees that it shall not set-off or apply any Damages or other payment obligations owed to it by the other party under this Agreement or any other

  Transaction Document against any amounts owed by it to the other party under this Agreement, any other Transaction Document or any other agreement.

6.5   PROCEDURE FOR INDEMNIFICATION-THIRD-PARTY CLAIMS

  Promptly after receipt by an Indemnified Person under Section 6.1, 6.2, or 7.12 of notice of the commencement or Threatened commencement of any third-party Proceeding against it (a "Third-Party Claim"), such Indemnified Person shall, if a claim is to be made against a Person (the "Indemnifying Person") under Section 6.1, 6.2, or 7.12, give written notice containing reasonable detail to the Indemnifying Person of the assertion of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of their indemnification obligations, except and only to the extent that such failure materially prejudices the defense of such Third-Party Claim.

  If any Third-Party Claim is brought against an Indemnified Person, the Indemnifying Person may participate in the defense of such Third-Party Claim and, to the extent that it may elect, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. In such event, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under Section 6.1, 6.2, or 7.12, as applicable, for any fees of other counsel with respect to the defense of such Proceeding; provided, however, that if the Indemnifying Person and the Indemnified Person are both named parties to the Proceeding and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnified Person may participate in such defense with one separate counsel (and one additional separate local counsel) at the reasonable expense of the Indemnifying Person. An election to assume the defense of a Third-Party Claim shall not be deemed to be an admission that the Indemnifying Person is liable to the Indemnified Person in respect of such Third-Party Claim or that the claims made in the Third-Party Claim are within the scope of or subject to indemnification under Section 6.1, 6.2, or 7.12, as applicable. If the Indemnifying Person assumes the defense of a Third-Party Claim, then the Indemnified Person may participate in the defense of such Third-Party Claim, including attending meetings, conferences, teleconferences, settlement negotiations and other related events (and to employ counsel at its own expense in connection therewith); provided, it being understood that the Indemnifying Person shall control the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of any such Third-Party Claim, the Indemnified Person shall cooperate with the Indemnifying Person in the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of the Third-Party Claim, no compromise or settlement of such claim may be effected by the Indemnifying Person without the Indemnified Person's prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (iii) the terms of such compromise or settlement include a full and unconditional release of the Indemnified Person from all Liability with respect to such Third-Party Claim. Without the Indemnifying Person's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, no Indemnified Person may settle or compromise any Third-Party Claim or consent to the entry of any judgment for which the Indemnified Person is seeking indemnification under Section 6.1, 6.2, or 7.12, as applicable, unless the Indemnifying Person fails to assume and maintain the defense of such Third-Party Claim pursuant to this Section 6.5(b). If it is ultimately determined that the Indemnifying Person is not obligated to indemnify, defend or hold harmless the Indemnified Person in connection with any Third-Party Claim, then the Indemnified Person shall promptly reimburse the Indemnifying Person for any and all costs and expenses (including reasonable attorney's fees and court costs) incurred by the Indemnifying Person in its defense of such Third-Party Claim.

6.6   PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS

In the event any Indemnified Person shall have a claim for indemnification for any matter not involving a Third-Party Claim, the Indemnified Person shall promptly deliver written notice of such claim to the Indemnifying Person, specifying with reasonable particularity the claim and the basis for such claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of their indemnification obligations, except and only to the extent that such failure materially increases the Damages of the Indemnified Person in respect of such matter.

6.7   NET RECOVERY; MITIGATION; TREATMENT; ETC.

The amount of any Damages for which indemnification is provided under Section 6.1, 6.2, or 7.12, as applicable, shall be net of (a) any amounts recovered by the Indemnified Person pursuant to any indemnification by, or indemnification agreement with, any third party who has brought any such claim or demand, and (b) any unaffiliated third party insurance proceeds or other cash receipts or sources of reimbursement received from an unaffiliated third party as an offset against or otherwise covering such Damages, in each case, net of all reasonable out-of-pocket costs and expenses actually incurred by the Indemnified Person in obtaining such amounts or proceeds), provided, however, that (i) the existence of a claim by an Indemnified Person for monies from an insurer or against a third party in respect of any Damages shall neither restrict the ability of an Indemnified Party to bring a claim under Section 6.1, 6.2, or 7.12 in respect of such Damages nor delay any payment pursuant to Article 6 hereof and (ii) no Indemnified Party shall have any obligation to purchase or maintain any insurance or other third party coverage, or to affirmatively pursue the collection of any insurance or other third party proceeds, regardless of whether such Indemnified Party has suffered or incurred any Damages for which such Indemnified Party has insurance coverage or indemnification or other rights. If the amount to be netted hereunder from any payment required under Section 6.1, 6.2, or 7.12, as applicable, is determined after payment by the Indemnifying Person of any amount otherwise required to be paid to an Indemnified Person pursuant to this Article 6, then the Indemnified Person shall repay to the Indemnifying Person, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant to this Article 6 had such determination been made at the time of such payment by the Indemnifying Person. The parties shall take and shall cause their Affiliates to take all commercially reasonable steps in accordance with Legal Requirements to mitigate any Damages for which indemnification is provided under Section 6.1, 6.2, or 7.12, as applicable, upon becoming aware of any event that would reasonably be expected to, or does, give rise to such Damages. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination with respect to the Indemnified Person or any of its Affiliates causes any such payment not to be so treated.

ARTICLE 7. GENERAL PROVISIONS

7.1   EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, any other Transaction Document and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

7.2   NOTICES8

All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) upon written confirmation of receipt when sent by facsimile transmission; provided, that a hard copy is mailed by registered mail, return receipt requested promptly thereafter or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Seller:

Pioneer Hi-Bred International, Inc.
Attention: President
DuPont Pioneer
7100 N.W. 62nd Avenue
P.O. Box 1014
Johnston, IA 50131-1014
Fax: (515) 535-7066

With a copy to:

Pioneer Hi-Bred International, Inc.
Attention: General Counsel
DuPont Pioneer
7250 N.W. 62nd Avenue
P.O. Box 1014
Johnston, IA 50131-1014
Fax: (515) 535-4844

_____________________
8 Note: To be confirmed at time of execution.

If to Buyer:

S&W Seed Company
1974 N. Gateway Blvd., Suite 104
Fresno, CA 93727
Fax: (559) 255-5457

7.3   DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION

  Except as set forth in Section 7.4, any dispute between the parties arising out of or relating to this Agreement or the Contemplated Transactions, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the parties fail to agree, shall, upon the written request of a party, be referred to designated senior management representatives of the parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

  If such representatives do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each party involved in the arbitration shall appoint one, and the two appointees shall select the third, subject to meeting the qualifications for selection. If the parties have difficulty finding suitable arbitrators, the parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Wilmington, Delaware. The arbitrators shall apply the substantive law of the State of Delaware, without regard to its conflicts of law principles, and their decision thereon shall be final and binding on the parties. Discovery shall be allowed in any form agreed to by the parties, provided that if the parties cannot agree as to a form of discovery (i) all discovery shall be concluded within one hundred twenty (120) days of service of the notice of arbitration, (ii) each party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (iii) each party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each party shall be responsible for and shall pay for the costs and expenses incurred by such party in connection with any such arbitration; provided, however, that all filing and arbitrators' fees shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Each party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to any such arbitration in accordance with and at its address set forth in Section 7.2 (as such address may be updated from time to time in accordance with the terms of Section 7.2). Any arbitration contemplated by this Section 7.3 shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable party in accordance with and at the address set forth in Section 7.2 (as such address may be updated from time to time in accordance with the terms of Section 7.2) and such demand letter shall state the amount of relief sought by the party making the demand. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

  All proceedings and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the parties to each other or to the arbitration panel in connection with this Section 7.3 shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other Proceedings except as may be required by Legal Requirements.

  This Agreement shall be governed by the substantive laws of the State of Delaware, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Wilmington, Delaware shall have exclusive jurisdiction over any Proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement or the Contemplated Transactions. The parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts' process upon them with respect to any such Proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested in accordance with and at its address set forth in Section 7.2 (as such address may be updated from time to time in accordance with the terms of Section 7.2).

  The parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm's-length negotiation between the parties.

  Notwithstanding anything to the contrary in this Section 7.3, either party to this Agreement may seek, in the State or Federal courts in the City of Wilmington, Delaware, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Section 7.3 and, by doing so, such party does not waive any right or remedy available under this Agreement.

7.4   EQUITABLE RELIEF

Each party acknowledges and agrees that a non-breaching party would be irreparably harmed by any violation of the restrictive covenants set forth in Section 5.3 and that, in addition to all other rights and remedies available at law or in equity (which in all events shall be subject to the applicable limitations contained herein), the non-breaching party shall be entitled to seek injunctive and other equitable relief to prevent or enjoin any such violation.

7.5   NO IMPLIED WAIVERS; NO JURY TRIAL

Except as otherwise set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. EACH

PARTY HEREBY WAIVES, TO THE FULLEST EXTENT ALLOWED UNDER LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

7.6   ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Confidentiality Agreement) and constitutes (along with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer and Seller. Any items listed, set forth, described or otherwise disclosed on or in any part of this Agreement, Seller's Disclosure Schedules, the Schedules or the Exhibits hereto shall be deemed listed, set forth, described and otherwise disclosed on or in all other parts of this Agreement, Seller's Disclosure Schedules, the Schedules and the Exhibits hereto.

7.7   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) Seller may assign or transfer this Agreement to an Affiliate, and (b) Buyer may assign or transfer this Agreement to a wholly-owned Affiliate, provided that (i) Buyer shall have executed and delivered to Seller a guaranty in substantially the same form as the Guaranty, pursuant to which Buyer shall guaranty all of the obligations of such Affiliate under all of the Transaction Documents, and (ii) such Affiliate has agreed, in a writing reasonably acceptable to Seller, to be bound by the terms of this Agreement and to assume Buyer's obligations hereunder. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Unless otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. Any attempted assignment in violation of this Section 7.7 shall be void.

7.8   SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

7.9   SECTION HEADINGS; CONSTRUCTION

The headings of Articles and Sections in this Agreement and the headings in the Schedules, Buyer's Disclosure Schedules, Seller's Disclosure Schedules and Exhibits attached hereto are provided for convenience only and shall not affect its construction or interpretation. With respect to any reference made in this Agreement to a Section (or Article, clause or preamble), Exhibit, or Schedule, such reference shall be to the corresponding section (or article, clause or preamble) of, or the corresponding exhibit or schedule to, this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "including", "include" and "includes" do not limit the preceding words or terms and any list of words or terms following the words "including", "include" and "includes" is not an exhaustive list. Any reference to a specific "day" or to a period of time designated in "days" shall mean a calendar day or period of calendar days unless the day or period is expressly designated as being a Business Day or period of Business Days. The use of "or" is not intended to be exclusive unless expressly indicated otherwise. All amounts denominated in dollars or "$" in this Agreement are references to United States dollars unless expressly indicated otherwise. The parties hereto acknowledge and agree that (a) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

7.10   TIME OF THE ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, the parties hereto agree that time is of the essence.

7.11   FURTHER ASSURANCES

Each party agrees (a) to furnish, upon the request of the other party, such further information, (b) to execute and deliver to the other party such other documents and (c) to use reasonable efforts to do such other acts and things, all as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions; provided, however, that, except as expressly provided otherwise herein or in the other Transaction Documents, no party shall be required to make any additional representations or warranties or to incur any material expense or potential exposure to legal liability pursuant to this Section 7.11.

7.12   PERFORMANCE BY AFFILIATES; BULK SALES LAWS

  The parties hereby agree that the obligations to be performed under this Agreement may be performed by any Affiliate of Seller or Buyer, as the case may be; provided always that any such Affiliate has the legal and corporate (or other organizational) capacity to grant or transfer the relevant assets or to perform the relevant obligations (as the case may be)

  and that it is authorized to do the same by its own articles of association, by-laws, or other relevant constituent documents and internal regulations. Notwithstanding the foregoing, Buyer and Seller shall remain primarily liable for the obligations to be performed by their respective Affiliates.

  Each party hereby irrevocably and unconditionally guarantees to the other party the due and punctual observance of all of the terms and conditions of this Agreement performed, or to be performed, by its respective Affiliates and each party agrees to indemnify (subject to any limitations on indemnification contained in this Agreement) the other party hereto for and against any Damages incurred by the other party as a result of the Indemnifying Person's Affiliates not complying with any of its relevant obligations under or pursuant to this Agreement or in the event any such obligations of such Affiliates being or becoming void, voidable, unenforceable or ineffective as against such Affiliate for any reason whatsoever.

  Buyer and Seller hereby waive, and shall cause their applicable Affiliates to waive, compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements that may be applicable with respect to all or any of the Contemplated Transactions

7.13   COUNTERPARTS

This Agreement may be executed in any number of counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:
[PIONEER HI-BRED INTERNATIONAL, INC.]

By:	_________________________________________
Name:	_________________________________________
Title:	_________________________________________

BUYER:
[S&W SEED COMPANY]

By:	_________________________________________
Name:	_________________________________________
Title:	_________________________________________

[Signature Page to Asset Purchase and Sale Agreement]